EXHIBIT 5

Advocaten Notarissen Belastingadviseurs

To Prosensa Holding N.V. (the "Issuer") J.H. Oortweg 21 2333 CH Leiden	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 18 March 2014	J.W. Hoevers Advocaat

Our ref. M19935221/1/20504020

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of up to 3,818,193 ordinary shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

3.1	A copy of:

(a)	the 2010 Equity Incentive Plan; and

(b)	the Registration Statement.

3.2	A copy of:

(a)
the Issuer's deed of incorporation, the deed of its conversion into a limited liability company and its articles of association, all as provided to me by the Chamber of Commerce (Kamer van Koophandel); and

(b)	each Trade Register Extract.

3.3	A copy of each Corporate Resolution.

In addition, I have obtained the following confirmations on the date of this opinion:

3.4	Confirmation by telephone from the Chamber of Commerce that the most recent Trade Register Extract is up to date.

3.5

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court's Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	Each factual confirmation referred to in this opinion is true.

(d)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.2	Each Corporate Resolution:

(a)	has been validly passed and remains in full force and effect without modification; and

(b)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

4.3

(a)

(i)
At the time of each grant of a Stock Option or Stock Award, the 2010 Equity Incentive Plan remained and remains in full force and effect without modification (other than the amendment referred to in the definition of "2010 Equity Incentive Plan" or other amendments permitted pursuant to the terms of the 2010 Equity Incentive Plan); and

(ii)
the aggregate number of (A) Shares that have been issued or delivered, and (B) Shares that will be issued or delivered, each time under the 2010 Equity Incentive Plan, will not exceed the maximum number permitted under the 2010 Equity Incentive Plan.

(b)

(i)	Each Stock Option and each Stock Award has been or will have been validly granted, accepted and (in the case of a Stock Option) exercised in accordance with the 2010 Equity Incentive Plan;

(ii)	each Stock Option is and will be valid, binding on and enforceable against, each party; and

(iii)	the grant of each Future Stock Option or Stock Award has been or will have been validly authorised.

4.4

(a)	At the time of the issue of any Registration Share the Issuer's authorised capital was or will be sufficient to allow for the issue.

(b)	Each Registration Share has been or will have been issued in the form and manner prescribed by the Issuer's articles of association at the time of issue.

(c)

(i)	Each Registration Share has been or will have been paid in cash; and

(ii)	the nominal value of each Registration Share and any agreed share premium has been or will have been validly paid.

5	Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of the Registration Shares), I am of the following opinion:

5.1	When issued, the Registration Shares will have been validly issued, fully paid and nonassessable.1

6	Qualifications

6.1
This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2

(a)
An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

1 In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	Reliance

7.1
This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

7.2
Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, that the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to De Brauw giving this opinion under the heading "Item 8. Exhibits" in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ Jan Willem Hoevers

Jan Willem Hoevers

Annex – Definitions

In this opinion:

"2010 Equity Incentive Plan" means the Issuer's 2010 Equity Incentive Plan (in its original form and as amended on 3 July 2013).

"Corporate Resolution" means each of:

(a)	the resolutions of the General Meeting set out in the extract of the minutes of its meeting held on 14 June 2013, including resolutions to:

(i)
designate the Managing Board as the corporate body authorised for a period of five years from the date of the initial public offering of the Shares to resolve, subject to the approval of the Supervisory Board, to issue Shares up to the number of Shares included in the Issuer's authorised share capital at the time of such issue and to exclude all pre-emption rights (voorkeursrechten) in respect of any such issue; and

(ii)	to grant to each member of the Supervisory Board:

(A)	upon appointment (in the case of a new member of the Supervisory Board) rights to subscribe for 20,000 Shares; and

(B)	annually rights to subscribe for 10,000 Shares;

in each case subject to the terms of the 2010 Equity Incentive Plan, and exclude all pre-emption rights (voorkeursrechten) in respect of those grants;

(b)
the resolutions of the Issuer's meeting of holders of A-shares and B-shares set out in the extract of the minutes of its meeting held on 14 June 2013, including a resolution to approve the resolution of the General Meeting referred to in paragraph (a) above;

(c)
a written resolution of the General Meeting dated 2 July 2013 to ratify each resolution made by it or another corporate body of the Issuer to issue Shares in the Issuer's capital or grant rights to subscribe for such Shares or to exclude pre-emption rights in connection with such issue or grant;

(d)	a written resolution of the Managing Board dated 3 July 2013:

(i)
to ratify each resolution made by it or another corporate body of the Issuer relating to the issue of Shares in the Issuer's capital or the grant of rights to subscribe for such Shares or to exclude pre-emption rights in connection with such issue or grant;

(ii)
to the extent that rights to acquire Shares in the Issuer's capital had been granted in writing without the required resolutions having been adopted, to grant those rights and to exclude any pre-emption rights in connection with such grant, and to approve any resolution of another corporate body of the Issuer to grant those rights and make such exclusion; and

(iii)	to amend the 2010 Equity Incentive Plan, subject to the approval of the Supervisory Board;

(e)	a written resolution of the Supervisory Board dated 3 July 2013:

(i)
to ratify each resolution made by it or another corporate body relating the issue of Shares in the Issuer's capital or the grant of rights to subscribe for such Shares or to exclude pre-emption rights in connection with such issue or grant;

(ii)
to the extent that rights to acquire Shares in the Issuer's capital had been granted in writing without the required resolutions having been adopted, to grant those rights and to exclude any pre-emption rights in connection with such grant, and to approve any resolution of another corporate body of the Issuer to grant those rights and make such exclusion; and

(iii)	to approve the resolution of the Managing Board to amend the 2010 Equity Incentive Plan referred to in paragraph (d)(iii) above.

(f)	a written resolution of the Managing Board dated 10 December 2013 to award Stock Options to individual employees for the purchase of a total of 167,920 Shares;

(g)	a written resolution of the Managing Board dated 12 March 2014:

(i)
to resolve and to the extent required, to ratify each resolution made by it or another corporate body of the Issuer relating to the award of Stock Options to individual employees, members of the Managing Board and members of the Supervisory Board; and

(ii)	to grant rights to acquire Shares for the Stock Options awarded and to exclude any pre-emption rights in connection with such grant; and

(h)	a written resolution of the Supervisory Board dated 12 March 2014:

(i)	to the extent required, to ratify the grant of Stock Options to members of the Managing Board; and

(ii)	to approve the resolution of the Managing Board referred to in paragraph (g).

"De Brauw" means De Brauw Blackstone Westbroek N.V.

"Dutch law" means the law directly applicable in the Netherlands.

"Existing Stock Option" means a right to subscribe for Shares granted pursuant to the 2010 Equity Incentive Plan prior to 12 March 2014.

"Future Stock Option" means a rights to subscribe for Shares granted pursuant to the 2010 Equity Incentive Plan on or after 12 March 2014.

"General Meeting" means the Issuer's general meeting of shareholders.

"Insolvency Proceedings" means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

"Issuer" means Prosensa Holding N.V., with corporate seat in Leiden.

"Managing Board" means the Issuer's managing board (raad van bestuur).

"Registration" means the registration of the Registration Shares with the SEC under the Securities Act.

"Registration Shares" means a maximum of 3,818,193 Shares to be issued by the Issuer pursuant to the 2010 Equity Incentive Plan, upon the exercise of Stock Options or in the form of Stock Awards.

"Registration Statement" means the registration statement on form S-8 in relation to the Registration to be filed with the SEC on the date of this opinion (excluding any documents incorporated by reference in it and any exhibits to it).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Supervisory Board" means Issuer's supervisory board (raad van commissarissen).

"Shares" means ordinary shares (gewone aandelen), nominal value EUR 0.01 each, in the Issuer's capital.

"Stock Award" means any issue of Shares pursuant to the 2010 Equity Incentive Plan other than as a result of the exercise of any Stock Option.

"Stock Option" means an Existing Stock Option or a Future Stock Option.

"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.

"Trade Register Extract" means each of:

(a)	an unofficial historical Trade Register extract dated 14 March 2014; and

(b)	a Trade Register extract dated 14 March 2014;

each relating to the Issuer and provided by the Chamber of Commerce.